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                                                                    Exhibit 2.4

                        STOCK OPTION WAIVER AGREEMENT

    THIS STOCK OPTION WAIVER AGREEMENT (the "Agreement"), effective as of December 4, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation (the "Company"), and PAUL G. SHOFFEITT ("Executive").

                                  WITNESSETH:
                                  ----------

    WHEREAS, the Company previously granted to Executive stock option awards (the "Awards") under the Magellan Health Services, Inc. In 1994 Stock Option Plan and the Magellan Health Services, Inc. 1996 Stock Option Plan (collectively, the "Plans"), and, pursuant to the Awards, Executive was granted the right to purchase an aggregate number of 45,000 shares of the common stock of the Company (the "Stock");

    WHEREAS, Executive has requested that the Company renegotiate certain terms of his employment agreement, dated as of April 1, 1997 (the "Employment Agreement"), to result in a reduction in his required workload to take into account his current medical situation, to extend the term thereof, to entitle Executive to compensation in the event of early termination due to his disability and to make other modifications to the Employment Agreement; and

    WHEREAS, in consideration of the willingness of the Company to renegotiate Executive's Employment Agreement, the Company and Executive now desire to negotiate an agreement pursuant to which Executive shall waive and extinguish all rights to purchase the Stock under the Awards in accordance with the terms of this Agreement.

    NOW, THEREFORE, the Company and Executive agree, for the consideration set forth herein, the sufficiency of which hereby is acknowledged, as follows:

    1.  Waiver. Effective as of the date hereof, Executive permanently and
        ------
unconditionally waives all rights he possesses under the Awards, whether or not his rights under the Awards currently are vested. Executive agrees that the Company, upon execution of this Agreement, shall be under no obligation to issue shares of Stock to Executive under the Awards. This Agreement shall have no application to any other rights or benefits of Executive, including



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without limitation, those under the PER Plan of Green Spring Health Services,
Inc. or the Company's Capital Accumulation Account.

     2.  Miscellaneous.
         -------------

     (a) This Agreement shall be construed under the laws of the State of Georgia without reference to the principals of conflicts of laws thereof.

     (b) This Agreement is binding upon the heirs, executors and administrators of Executive and on the successors and assigns of the Company.

     (c) This Agreement may be modified only in writing, signed by both parties hereto.

     (d) If any provision of this Agreement is invalid or unenforceable, it shall not affect the other provisions, and this Agreement shall remain in effect as though the invalid or unenforceable provisions were omitted. Upon a court determination that any term or other provision is invalid or unenforceable, the court shall modify such provision so that it is enforceable to the extent permitted by applicable law.

     IN WITNESS WHEREOF, each of the parties, agreeing to be bound hereby, adopts this Agreement, effective as set forth herein, by executing, or causing their authorized representative to execute, this Agreement below.

                                       SHOEFFEITT
Witness:

/s/ Bill [illegible]                   /s/ Paul G. Shoffeitt
----------------------                 ---------------------------

                                       Paul G. Shoffeitt

                                       MAGELLAN:
                                       Magellan Health Services, Inc.

Attest:                                By: /s/ Craig McKnight (SEAL)
                                           ------------------------------------
                                       Name: Craig McKnight
                                             ----------------------------------
/s/ [illegible]                        Title: Executive Vice President, Finance
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                                              and accounting (CFO)


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